Exhibit 99.1

                  Gouverneur Bancorp Announces 2008 Fiscal Year
                      Second Quarter and Six Months Results

Gouverneur, New York, May 2, 2008: Gouverneur Bancorp, Inc. (AMEX: GOV) (the "Company") and its subsidiary, Gouverneur Savings and Loan Association (the "Bank"), which operate on a fiscal year ending on September 30, today announced results for the second quarter and six months ended March 31, 2008.

For the three months ended March 31, 2008, the Company reported net income of $237,000, or $0.10 per diluted share, representing an increase of $54,000, or 29.5% over last year's net income of $183,000, or $0.08 per diluted share. The annualized return on average assets and average equity for the three months ended March 31, 2008 were 0.73% and 4.61%, respectively, compared to 0.56% and 3.67%, respectively, for the three months ended March 31, 2007.

For the six months ended March 31, 2008, the Company reported net income of $476,000, or $0.21 per diluted share, representing an increase of $77,000, or 19.3% from last year's net income of $399,000, or $0.17 per diluted share. The annualized return on average assets and average equity for the six months ended March 31, 2008 were 0.72% and 4.63%, respectively, compared to 0.61% and 3.98%, respectively, during the six months ended March 31, 2007.

Since September 30, 2007, total assets grew $0.1 million, or 0.1%, from $132.6 million to $132.7 million at March 31, 2008, while net loans decreased $1.0 million, or 0.9%, from $106.1 million to $105.1 million over the same period.

Deposits increased $3.3 million, or 4.3%, from $76.2 million at September 30, 2007 to $79.5 million at March 31, 2008. Brokered deposits decreased $0.3 million from $4.0 million at September 30, 2007 to $3.7 million at March 31, 2008. Advances from the Federal Home Loan Bank of New York decreased $4.0 million, or 12.0%, from $33.2 million at September 30, 2007 to $29.2 million at March 31, 2008.

Shareholders' equity was $20.7 million at March 31, 2008, an increase of 1.5% over the September 30, 2007 balance of $20.4 million. The book value of Gouverneur Bancorp, Inc. was $9.01 per common share based on 2,299,384 shares outstanding at March 31, 2008. On March 31, 2008 the Company paid a semi-annual cash dividend of $0.16 per share to public shareholders of record on March 15, 2008. Cambray Mutual Holding Company, the Company's parent mutual holding company and majority shareholder, waived its right to receive that dividend.

Commenting on the year's results, Mr. Richard F. Bennett, the Company's President and Chief Executive Officer, said, "Interest rate spread, the difference between the average rate we earn on our interest-earning assets and the cost of our interest-bearing liabilities, has started to improve as decreases in interest costs exceed decreases in interest income. For the six months ended March 31, 2008 net interest income increased by $11,000 as interest income decreased $6,000 and interest expense decreased $17,000. The Federal

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Reserve has lowered interest rates 3.25% starting in September 2007, up to and including the reduction on April 30, 2008. Most economists expect that the most recent Federal Reserve cut may be the last rate reduction for a while. Cost of deposits and borrowed funds continue to edge downward as maturities price lower. We have lowered our mortgage rates to increase loan production as the spread between Federal Home Loan Bank borrowing rates and mortgage loan rates has improved and presents a good opportunity to resume our loan arbitrage program. We have seen some growth in loan demand and expect it will continue now that the weather has improved."

Mr. Bennett continued, "Results for the six months ended March 31, 2008 show that non-interest income increased by $3,000 from an increase in service charge income of $92,000 offset by the $89,000 decrease in the market value of the investments held in the deferred directors' fees plan. Service charge income has been bolstered by the addition of an overdraft privilege program established last year. Non-interest expense decreased by $75,000 during the first six months of this fiscal year as the $89,000 decrease in the market value of the underlying plan assets for the deferred directors fees plan resulted in a decrease of $82,000 to directors fees expense, occupancy and equipment expense decreased by $14,000 and other non-interest expense decreased by $14,000. These reductions more than offset an increase in salaries and employee benefits of $25,000."

The Company, which is headquartered in Gouverneur, New York, is the holding company for Gouverneur Savings and Loan Association. Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area in southern St. Lawrence and northern Lewis and Jefferson Counties in New York State.

Statements in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

For more information, contact Robert J. Twyman, Vice President and Chief Financial Officer at (315) 287-2600.